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Exhibit 10.6


                  SUMMARY OF CERTAIN COMPENSATION ARRANGEMENTS

On June 28, 2007, the Compensation Committee recommended and the board approved the following compensation for Michael J. Andrews and Jonathan R.T. Lakey, Ph.D., M.S.M.:

Michael J. Andrews will receive an annual salary of $180,000 plus standard benefits, to be reviewed after five months of service. In addition, he received a stock option to purchase 200,000 shares of company stock vesting as to 25% of the shares upon grant and an additional 25% of the shares on each of July 1, 2008, 2009, 2010, subject to continuing service. The option had an exercise price equal to the fair market value on the date of grant, which was two business days after public announcement of his appointment.

Jonathan R. T. Lakey, Ph.D., M.S.M. will receive a consulting fee of $20,833.33 per month commencing on May 1, 2007 and continuing until Dr. Lakey can be employed in the United States. Upon such employment, he will receive an annual salary of $250,000 plus standard benefits. In addition, he received a stock option to purchase 400,000 shares for company stock vesting as to 25% of the shares upon grant and an additional 25% of the shares on each of July 1, 2008, 2009, 2010, subject to continuing service. The option had an exercise price equal to the fair market value on the date of grant, which was two business days after public announcement of his appointment.